As filed with the Securities and Exchange Commission on June 11, 2010
Registration No. 333-__

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

SEABRIGHT HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	56-2393241
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1501 4th Avenue, Suite 2600 Seattle, Washington	98101
(Address of Principal Executive Offices)	(Zip Code)

SeaBright Holdings, Inc. Amended and Restated 2005 Long-Term Equity Incentive Plan
(Full Title of the Plan)

John G. Pasqualetto
Chairman, President and Chief Executive Officer
SeaBright Holdings, Inc.
1501 4th Avenue, Suite 2600
Seattle, Washington  98101
(206) 269-8500

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
James S. Rowe, Esq.
Elisabeth M. Martin, Esq.
Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
(312) 862-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of Registration Fee
Common Stock, $0.01 par value per share	433,516 shares (3)	$9.76	$4,231,116.16	$302
________________________
(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of Common Stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)
Estimated pursuant to Rules 457(c) and (h) under the Securities Act solely for purposes of calculating the amount of the registration fee, based upon the average of the high and low prices of the registrant’s Common Stock reported on the New York Stock Exchange on June 8, 2010.

(3)	Represents additional shares authorized as of January 1, 2010 under the evergreen provision of the SeaBright Holdings, Inc. Amended and Restated 2005 Long-Term Equity Incentive Plan (the “Plan”).

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8 under the Securities Act, this Registration Statement is filed by SeaBright Holdings, Inc. (the “Company”) for the purpose of registering additional shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) under the Plan.  The number of shares of Common Stock available for issuance under the Plan is subject to an automatic annual increase on the first day of each of the Company's fiscal years beginning in 2006 and ending in 2015 equal to the lesser of: (i) two percent (2%) of the shares of Common Stock outstanding on the last day of the immediately preceding fiscal year or (ii) such lesser number of shares of Common Stock as determined by the compensation committee (the “Committee”) of the board of directors of the Company (the “Evergreen Provision”).  Accordingly, the number of shares of Common Stock available for issuance under the Plan was increased by 433,516 shares effective January 1, 2010, and such increase was ratified by the Committee on February 22, 2010.  This Registration Statement registers the 433,516 additional shares of Common Stock available for issuance under the Plan as a result of the Evergreen Provision.

The shares of Common Stock registered pursuant to this Registration Statement are of the same class of securities as the 1,047,755 shares of Common Stock registered for issuance under the Plan pursuant to the currently effective Registration Statement on Form S-8 (Registration No. 333-123319) filed on March 15, 2005 (the “Original Registration Statement”).  In addition, on May 31, 2006, the Company filed an additional Registration Statement on Form S-8 (Registration No. 333-134613) to register an additional 328,223 shares of Common Stock which became available for issuance as of January 1, 2006 as a result of the Evergreen Provision, on April 24, 2007, the Company filed an additional Registration Statement on Form S-8 (Registration No. 333-142338) to register an additional 411,068 shares of Common Stock which became available for issuance as of January 1, 2007 as a result of the Evergreen Provision, on July 18, 2008 the Company filed an additional Registration Statement on Form S-8 (Registration No. 333-152412) to register an additional 416,622 shares of Common Stock which became available for issuance as of January 1, 2008 as a result of the Evergreen Provision and on April 27, 2009, the Company filed an additional Registration Statement on Form S-8 (Registration No. 333-158817) to register an additional 427,857 shares of Common Stock which became available for issuance as of January 1, 2009 as a result of the Evergreen Provision.  The contents of the Original Registration Statement, including any amendments thereto or filings incorporated therein, are incorporated herein by this reference.  Any items in the Original Registration Statement not expressly changed hereby shall be as set forth in the Original Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission, are incorporated in this Registration Statement by reference:

(a)           the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 16, 2010;

(b)           the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed on May 10, 2010;

(c)           the Company’s Current Reports on Form 8-K, filed on February 9, 2010, March 16, 2010 and May 24, 2010; and

(d)           the description of the Company’s Common Stock, par value $0.01 per share, included in Item 1 of the Company’s Registration Statement on Form 8-A, filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on November 4, 2008 (Registration No. 001-34204).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits.

See the accompanying Exhibit Index for a list of Exhibits to this Registration Statement, which is incorporated by reference herein.

Item 9.	Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)            to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

2

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)           that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on June 11, 2010.

SEABRIGHT HOLDINGS, INC.

By:	/s/ John G. Pasqualetto
Name:	John G. Pasqualetto
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John G. Pasqualetto, Scott H. Maw and D. Drue Wax, and each or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on June 11, 2010.

Signature	Title

/s/ John G. Pasqualetto	Chairman of the Board of Directors,
John G. Pasqualetto	President and Chief Executive Officer
(Principal Executive Officer)

/s/ Scott H. Maw	Senior Vice President, Chief Financial Officer and
Scott H. Maw	Assistant Secretary
(Principal Financial Officer)

/s/ M. Philip Romney	Vice President, Finance, Principal Accounting Officer
M. Philip Romney	and Assistant Secretary
(Principal Accounting Officer)

/s/ Joseph A. Edwards	Director
Joseph A. Edwards

/s/ William M. Feldman	Director
William M. Feldman

/s/ Mural R. Josephson	Director
Mural R. Josephson

/s/ George M. Morvis	Director
George M. Morvis

/s/ Michael D. Rice	Director
Michael D. Rice

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to the Company’s Form S-8 Registration Statement (File No. 333-123319), filed on March 15, 2005).

4.2	Amendment to Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to the Company’s Current Report on Form 8-K (File No. 001-34204), filed on May 24, 2010).

4.3	Amended and Restated By-laws of the Company (incorporated by reference to the Company’s Form S-8 Registration Statement (File No. 333-123319), filed on March 15, 2005).

4.4
Form of certificate representing shares of common stock, $0.01 par value per share (incorporated by reference to the Company’s Registration Statement on Form S-1, as amended (File No. 333-119111), filed on November 22, 2004).

4.5	Amended and Restated 2005 Long-Term Equity Incentive Plan (incorporated by reference to the Company’s Current Report on Form 8-K (File No. 001-34204) filed on May 24, 2010).

5.1	Opinion of Kirkland & Ellis LLP with respect to the legality of the Common Stock being registered hereby (filed herewith).

23.1	Consent of KPMG LLP (filed herewith).

23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

24	Power of Attorney (set forth on the signature page of this Registration Statement).